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Exhibit 12

SIMON PROPERTY GROUP, L.P.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	For the Year Ended December 31,
	2008		2007		2006		2005		2004
Earnings:
Pre-tax income from continuing operations	$592,050		$650,380		$730,453		$473,557		$466,128
Add:
Pre-tax (loss) income from 50% or greater than 50% owned unconsolidated entities	(29,093)		(9,061)		45,313		49,939		46,124
Minority interest in income of majority owned subsidiaries	12,431		13,936		11,524		13,743		9,687
Distributed income from less than 50% owned unconsolidated entities	61,482		51,594		53,000		66,165		45,909
Amortization of capitalized interest	4,927		2,462		5,027		2,772		2,525
Fixed Charges	1,254,111		1,196,718		958,818		904,324		748,643
Less:
Income from unconsolidated entities	(32,246)		(38,120)		(110,819)		(81,807)		(81,113)
Interest capitalization	(28,451)		(37,270)		(34,073)		(15,502)		(15,546)

Earnings	$1,835,211		$1,830,639		$1,659,243		$1,413,191		$1,222,357

Fixed Charges:
Portion of rents representative of the interest factor	8,996		9,032		9,052		8,869		7,092
Interest on indebtedness (including amortization of debt expense)	1,196,334		1,150,416		915,693		879,953		726,025
Interest capitalized	28,451		37,270		34,073		15,502		15,546
Loss on extinguishment of debt	20,330		—		—		—		—

Fixed Charges	$1,254,111		$1,196,718		$958,818		$904,324		$748,643

Ratio of Earnings to Fixed Charges	1.46	x	1.53	x	1.73	x	1.56	x	1.63	x

            For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income from continuing operations including income from minority interests and our share of income from 50%-owned affiliates which have fixed charges, and including our share of distributed operating income from less than 50%-owned affiliates instead of our share of income from the less than 50%-owned affiliates. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses, losses on extinguishment of debt, and amortization of debt issuance costs.

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  Exhibit 12
SIMON PROPERTY GROUP, L.P. Computation of Ratio of Earnings to Fixed Charges (in thousands)